Exhibit 10.18
ASTRONICS CORPORATION
STOCK OPTION AGREEMENT
(2017 LONG TERM INCENTIVE PLAN)

OPTION NO. __

DEFINED TERMS
As used in this Agreement, the following terms shall have the meaning indicated:

Optionor or Company:	Astronics Corporation
Optionee:
Shares Optioned:	Common Stock
Number of Shares Optioned – Incentive:
Number of Shares Optioned – Non-Qualified
Date of Grant:
Agreement Date:
Expiration Date:	[10 years from grant date]
Full Vesting Date:	[3 years from grant date]
Option Price Per Share:

Option Vesting Schedule - Options covered by this Agreement straight line vest over three (3) years from the Date of Grant, and are exercisable by Optionee at any time to the extent the Options have vested, as follows:

Date	Incentive Stock Options Number of Shares	Non-Qualified Stock Options Number of Shares
[1 year from grant date]	---	[1/3 of award]
[2 years from grant date]	---	[1/3 of award]
[3 years from grant date]	---	[1/3 of award]

AGREEMENT, made and entered into as of the Agreement Date by and between Optionor and Optionee;
RECITALS

A.On May 31, 2017, at the annual meeting of shareholders of Optionor, the shareholders approved the 2017 Long Term Incentive Plan (“Plan”) and the Board of Directors of Optionor has authorized a Stock Option Committee of the Board of Directors (“Committee”) to grant to certain employees of Optionor options to purchase shares of the $.01 par value Common Stock of the Optionor (“Shares”), in such amounts, at such prices, exercisable at such times and under such form of agreement as the Committee shall determine; and
B.The Committee, acting pursuant to the authority given to it, has approved this form of Stock Option Agreement (“Agreement”) and has determined that an option to purchase certain Shares shall be granted to Optionee.
NOW, THEREFORE, in consideration of the mutual promises and representations herein contained, it is agreed by and between the parties hereto as follows:
Section 1.Grant and Option Price. Optionor hereby grants to Optionee an option (“Option”) to purchase the Shares optioned at the Option Price shown on the cover page of this Agreement. The Option Price for the Shares equals the Fair Market Value of the Shares on the Date of Grant.
Section 2.Payment of Option Price. The Option Price shall be paid in full by Optionee (or by any other person entitled, pursuant to the terms hereof, to exercise the Option) to

Optionor at the time of and to the extent of the exercise of this Option and before delivery of the Shares purchased. The Option Price is payable either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Price may be paid: (i) by delivery to the Optionor of other Company Stock, duly endorsed for transfer to the Optionor, with a Fair Market Value on the date of delivery equal to the Option Price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Optionee identifies for delivery specific shares of Company Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation shares of Company Stock; (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of Shares otherwise deliverable upon exercise of the Option with a Fair Market Value equal to the aggregate Option Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee.
Section 3.Investment Intent. Absent advice from legal counsel to the Optionor that the Shares are the subject of an effective registration statement filed with the Securities and Exchange Commission, Optionee shall exercise this Option and acquire the Shares for his own account for investment and not with a view of the resale or distribution thereof, and shall make such representations and undertakings to that effect as counsel for Optionor may then advise as necessary or desirable. The certification for the Shares issued pursuant to an exercise of this Option, if required by legal counsel to the Optionor, shall bear an appropriate legend regarding this intent.

Section 4.Exercise. Subject to the other provisions of this Agreement and the Plan, the Options covered by this Agreement straight line vest proportionately with time during the three (3) years subsequent to the Date of Grant and may be exercised only in full Share lots of the Shares Optioned, in accordance with the following provisions:
(a)Annual Installments. No Option shall be exercisable (i) before one (1) year after the Date of Grant, or (ii) after the Expiration Date (“Exercise Period”); provided, however, that in no event shall the Option be exercisable after the expiration of ten (10) years from the Date of Grant. Within the Exercise Period, unless the Committee establishes otherwise and except as provided in subsections (d), (e) and (f) of this Section 4, the Option will become exercisable by Optionee in annual installments of 33.33% per year on the first three (3) anniversaries of the Date of Grant. Any Option installment which first becomes exercisable on the third anniversary of the Date of Grant shall be exercisable on that Date. Each installment, once vested, shall be exercisable in whole at any time, or in part from time to time (in blocks of 25 Shares or any multiple thereof) during the Exercise Period.
(b)Method of Exercise. This Option shall be exercised only upon receipt by the Chief Financial Officer or Secretary of Optionor of written notification from Optionee of his exercise of the same.
(c)Nontransferable. No Option is transferable by Optionee, other than by will or the laws of descent and distribution, and the Option shall be exercisable, during Optionee’s lifetime and within the Exercise Period, only by him. The Committee may, in its sole discretion and on a case by case basis, permit an Optionee to transfer all or some of the Optionee’s Non-Qualified Options to (1) the Optionee’s Immediate Family Members, or (2) a trust or trusts for the exclusive benefit of the Optionee’s Immediate Family Members. Following any such transfer, the transferred Non-Qualified Options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. “Immediate Family Members” means an Optionee’s spouse, children and grandchildren. In no event may an Option be transferred for consideration. Non-Qualified Stock Options may be transferred to an Optionee’s former spouse in accordance with a property settlement that is part of an agreement or court order incident to a divorce.
(d)Death of Optionee. If Optionee dies while employed by the Company or one of its Subsidiaries and during the term of this Option, this Option may be exercised by any person who obtains the rights of Optionee by will or by operation of the laws of descent and distribution of the domicile of Optionee at the date of his death, but only to the extent of exercise installments which had vested as of the date of death, and only within a period of twenty four (24) months after the date of such death or until the Expiration Date, whichever occurs first.
(e)Termination of Employment.
(1) In the event of the termination of employment of the Optionee for any reason other than death, disability, retirement or for cause, the Option may be exercised by Optionee, but only to the extent of the exercise of installments which had vested as of the date of termination, and only within a period of ninety (90) days from the date of the termination of employment or until the Expiration Date, whichever occurs first. In the event of the termination of employment of Optionee for cause, the Option, including any exercise installments which have vested, shall expire immediately. Cause means (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company or its Subsidiaries, (ii) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state, (iii) negligence or misconduct in the performance of Optionee’s duties or (iv) material breach of Optionee’s obligations under any agreement or arrangement with the Company, a Subsidiary or any affiliate thereof (including under the terms of any loan made to the Optionee).
(2) If Optionee dies after termination of employment other than for cause and during the term of this Option, the Option may be exercised by any person who obtains the rights of Optionee by will or by operation of the laws of descent and distribution of the domicile of Optionee at the date of his death, but only to the extent of the exercise of installments which had vested as of the date of termination, and only within a period of twenty four (24) months after the date of such death or until the Expiration Date, whichever occurs first.
(f)Disability of Optionee. In the event an Optionee’s employment with the Company or one its Subsidiaries terminates on account of the Optionee becoming disabled (within the meaning of Code Section 22(e)(3), the Option may be exercised by Optionee, but only to the extent of the exercise of installments which had vested as of the date of such disability, and only within a period of twenty four (24) months from the date Optionee was disabled or until the Expiration Date, whichever occurs first.

(g)Retirement of Optionee. In the event Optionee’s employment with the Company or one its Subsidiaries terminates on account of retirement, the Option may be exercised by Optionee, but only to the extent of the exercise of installments which had vested as of the date of such retirement, and may be exercised at any time thereafter until the Expiration Date. Retirement means the election of Optionee to retire from active employment with Optionor at the end of the month in which Optionee attains 59 years of age or thereafter. Retirement shall also mean a similar election by Optionee prior to age 59, provided that the sum of Optionee’s age and years of service with the Company and its Subsidiaries equals at least 65 as of the date of Optionee’s retirement.
Section 5.Regulatory Requirements. As a condition precedent to the exercise of this Option, either in whole or in part, Optionee shall comply with all regulations and requirements of any regulatory authority having control or supervision of the issuance of the common stock of Optionor and, in connection therewith, shall execute any documents Optionor, in its sole discretion, shall deem necessary or advisable.
Section 6.Adjustments for Changes.
(a)Shares Optioned and Option Price. Subject to any required action by shareholders of Optionor, in the event of any change in the Shares or in any shares of the outstanding common stock of Optionor by reason of a reorganization, re-capitalization, reclassification, stock or extraordinary cash dividend, stock split, reverse stock split or other similar transaction, the aggregate number and class of shares as to which the Plan relates, the Shares Optioned and the Option Price shall be appropriately adjusted by the

Committee as provided for in the Plan. The Committee’s determination in this respect shall be final, binding and conclusive.
(b)Rights of Optionor. The grant of an option pursuant to the Plan shall not affect in any way the right or power of Optionor to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate or sell, or transfer all or any part of its business or assets. The Board of Directors may make such adjustments, not only with regard to the Shares Optioned, but also with regard to the Option Price, and any such change, when so made by the Board of Directors, shall be automatically deemed incorporated in the provisions of this Agreement.
Section 7.Not Employment Agreement. The granting to Optionee of this Option to purchase Shares shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of Optionor to employ Optionee for any specified period.
Section 8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
Section 9.Incentive and Non-Qualified Stock Option. It is intended that the Options granted hereunder are Incentive Stock Options and Non-Qualified Stock Options in the amounts and pursuant to the schedule shown on the cover page of this Agreement.
Section 10.Holding Periods. Without giving prior written notice to Optionor, addressed to the Chief Financial Officer or Secretary of Optionor, of his intent to dispose of such Shares within such periods, Optionee will not dispose of any Shares acquired pursuant to an exercise of this Option until a date which is at least two (2) years from the date of Grant and at least one (1) year after the Date of exercise.
Section 11.Plan Controlling. This Agreement is entered into and delivered pursuant to the terms of the Plan, and shall be in all respects interpreted in accordance therewith. A copy of the Plan has been furnished to Optionee, receipt of which is acknowledged by the signing of this Agreement. The Plan is, by reference, incorporated in and made a part hereof, and if any inconsistency between this Agreement and the Plan exists, the Plan shall govern and control. Capitalized terms not otherwise defined in this Agreement will have the meaning set forth in the Plan.
Section 12.Pronouns. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons may require.

IN WITNESS WHEREOF, Optionor has caused this Agreement to be executed by its officers thereunto duly authorized, and its corporate seal to be hereunto affixed, and the Optionee has hereunto set his hand and seal as of the Agreement Date.

ASTRONICS CORPORATION

By
Optionor

By
Optionee